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                                                                    EXHIBIT 12-8

                               DTE ENERGY COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                                           Year Ended December 31
                                                          ------------------------------------------------------

                                                                1997                1996                1995
                                                                ----                ----                ----

                                                                       (Millions, except for ratio)

Net income.............................................   $           429    $            325    $           434
                                                          ---------------    ----------------    ---------------

Taxes based on income:
   Current income taxes................................               267                 219                221
   Deferred taxes - net................................                 5                  17                 79
   Investment tax credit adjustments - net.............               (15)                (15)               (17)
   Municipal and state.................................                 4                   3                  3
                                                          ---------------    ----------------    ---------------
     Total taxes based on income.......................               261                 224                286
                                                          ---------------    ----------------    ---------------

Fixed charges:
   Interest on long-term debt..........................               275                 275                275
   Amortization of debt discount, premium
     and expense.......................................                11                  12                 11
   Other interest......................................                11                   4                 10
   Interest factor of rents............................                34                  34                 29
                                                          ---------------    ----------------    ---------------
     Total fixed charges...............................               331                 325                325
                                                          ---------------    ----------------    ---------------

Earnings before taxes based on income
   and fixed charges...................................   $         1,021    $            874    $         1,045
                                                          ===============    ================    ===============

Ratio of earnings to fixed charges.....................              3.08                2.69               3.21
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